Exhibit 99.1

Hawthorn Bancshares Announces Second Quarter Earnings

LEE’S SUMMIT, Mo. — August 10, 2010 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company, including its main operating subsidiary, Hawthorn Bank, for the second quarter ended June 30, 2010.

Hawthorn Bank, which is the main operating subsidiary of Hawthorn Bancshares, reported second quarter earnings of $2.0 million compared to $1.3 million generated during the first quarter. “Hawthorn Bank has always been a source of strength for Hawthorn Bancshares and management is pleased that our core operations continue to be profitable in such a challenging economic cycle.” said Chairman and CEO James E. Smith. The net income available to common shareholders of Hawthorn Bancshares was reduced by parent company operating expenses, non-bank impairment charges related to assets transferred out of Hawthorn Bank and preferred dividends on stock issued to the U.S. Treasury under the Capital Purchase Program.

On a consolidated basis, Hawthorn Bancshares generated net income for the quarter of $0.8 million, up from $0.5 million for the first quarter, and down from $1.2 million for the second quarter of 2009. After deducting accrued dividends and accretion on preferred stock issued to the U.S. Treasury, income available to common shareholders was $0.3 million for the second quarter compared to $0.0 million for the first quarter, and $0.7 million for the same period in 2009. From a diluted earnings per common share basis, Hawthorn generated $0.06 for the second quarter compared to $0.00 per common share for the first quarter, and $0.16 per common share for the second quarter 2009.

Operating Results
Net Interest Income
Net interest income for the quarter ended June 30, 2010 increased 10.9% to $11.1 million from $10.0 million for the same period in 2009. The increase is attributed to continued strengthening of the Company’s net interest margin which increased from 3.42% for the second quarter of 2009 to 3.88% for the second quarter of 2010.

Non-Interest Income and Expense
Non-interest income for the three months ended June 30, 2010 was $2.5 million compared to $2.8 million for the same period in 2009. The decline is primarily due to substantial real estate refinancing activity experienced during 2009 which resulted in a lower gain on sales of mortgage loans for the three months ended June 30, 2010. Non-interest expense for the three months ended June 30, 2010 was $10.3 million compared to $9.7 million for second quarter 2009. The increase is largely attributed to a $1.3 million increase in expenses and impairment charges related to foreclosed assets.

Loan Loss Reserve
Hawthorn’s level of non-performing loans was 6.58% of total loans at June 30, 2010, up from 6.44% at March 31, 2010 and 4.27% at year-end 2009. During the quarter, the Company recognized net charge-offs of $4.6 million compared to $2.6 million for the first quarter of 2010 and $0.9 million for the second quarter of 2009. Approximately $2.0 million of the second quarter charge-off resulted from the write down of collateral dependent loans in which the loss exposure had been provided for in previous quarters. The Company provided an additional $2.2 million to the allowance for loan losses for the second quarter of 2010, compared to $2.5 million for the first quarter of 2010 and $1.4 million for the second quarter of 2009. The total allowance for loan losses at June 30, 2010 was $12.2 million, or 1.29% of outstanding loans and 19.69% of non-performing loans as of June 30, 2010. At December 31, 2009, the total allowance for loan losses was $14.8 million, or 1.49% of outstanding loans and 34.94% of non-performing loans. Management believes based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at June 30, 2010 is sufficient to cover probable losses in nonperforming loans.

In commenting on asset quality, Mr. Smith said, “The slow economic recovery continues to impact our customers. The $11.7 million increase in non-accrual loans from December 31, 2009 is centered in four commercial real estate credits which management is closely monitoring as they migrate through the Company’s resolution process. Management’s continued focus on problem loan resolution is evidenced by a $5.7 million increase from December 31, 2009 in the volume of foreclosed assets.”

Financial Condition
Comparing June 30, 2010 balances with December 31, 2009, total assets remained relatively unchanged at $1.2 billion. Loans, net of allowance for loan losses, decreased 4.6% to $932.4 million, while investment securities increased 9.8% to $168.0 million. Total deposits increased 1.6% to $971.4 million. During the same period, stockholders’ equity increased 1.0% to $108.8 million or 8.8% of total assets. At 17.07% and 11.31% of total assets, total risk based and leverage capital ratios far exceed minimum regulatory requirements of 8.00% and 3.00% respectively.

For the quarter, the annualized return on average common equity was 1.41% and the annualized return on average assets was 0.25% compared with 3.56% and 0.38%, respectively, for the same period in 2009.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	June 30, 2010	December 31, 2009

Loans, net of allowance for loan losses	$932,420,737	$976,817,458
Debt securities	167,970,334	152,926,685
Total assets	1,239,543,334	1,236,470,554
Deposits	971,358,271	956,322,797
Total stockholders’ equity	108,820,622	107,771,283
	Three Months	Three Months
Statement of income information:	Ended June 30, 2010	Ended June 30, 2009

Total interest income	$15,102,936	$16,060,745
Total interest expense	3,988,809	6,043,342

Net interest income	11,114,127	10,017,403
Provision for loan losses	2,150,000	1,404,000
Noninterest income	2,450,020	2,807,490
Noninterest expense	10,319,638	9,661,477

Pre-tax income	1,094,509	1,759,416
Income taxes	312,043	555,128

Net income	782,466	1,204,288
Dividends & accretion on preferred stock issued to U.S. Treasury	501,508	501,508

Net income available to common shareholders	280,958	702,780

Earnings Per Common Share:
Basic:	$0.06	$0.16
Diluted:	$0.06	$0.16
	Six Months	Six Months
Statement of income information:	Ended June 30, 2010	Ended June 30, 2009

Total interest income	$29,975,957	$32,094,995
Total interest expense	8,550,796	12,547,135

Net interest income	21,425,161	19,547,860
Provision for loan losses	4,655,000	3,154,000
Noninterest income	4,455,476	5,572,258
Noninterest expense	19,450,384	18,656,209

Pre-tax income	1,775,253	3,309,909
Income taxes	499,019	1,048,990

Net income	1,276,234	2,260,919
Dividends & accretion on preferred stock issued to U.S. Treasury	990,410	994,612

Net income available to common shareholders	285,824	1,266,307

Earnings Per Common Share:
Basic:	$0.06	$0.28
Diluted:	$0.06	$0.28

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	June 30, 2010	December 31, 2009

Return on average assets (YTD)	0.21%	0.39%
Return on average common equity (YTD)	0.72%	3.71%
Allowance for loan losses to total loans	1.29%	1.49%
Nonperforming loans to total loans	6.58%	4.27%
Nonperforming assets to loans and foreclosed assets	7.95%	5.08%
Allowance for loan losses to nonperforming loans	19.69%	34.94%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.